EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CSI COMPRESSCO LP
ANNOUNCES FIRST QUARTER 2015 RESULTS

Midland, Texas (May 7, 2015) - CSI Compressco LP (CSI Compressco or the Partnership) (NASDAQ: CCLP) today announced first quarter 2015 consolidated results. Adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) for the first quarter of 2015 were $31.2 million, with net income of $1.8 million. This compares to Adjusted EBITDA and net income of $9.3 million and $4.6 million, respectively, during the prior year period. Distributable cash flow for the quarter ended March 31, 2015 was $21.4 million (Adjusted EBITDA and distributable cash flow are non-GAAP financial measures that are defined and reconciled to the nearest GAAP financial measures later in the release).

Highlights of the first quarter 2015 results include:

•	Quarter end compression fleet utilized horsepower of 968,978, a net increase of 106,638 horsepower (12%) from March 31, 2014 on a pro forma basis.(1)

•	Quarter end compression fleet utilization of 86.4%, a 2.7% increase from March 31, 2014 on a pro forma basis.(1)

•	Increased revenues of $73.1 million, including $71.3 million in revenues contributed by the acquired business of Compressor Systems, Inc. (CSI), compared to the first quarter of 2014.

•	11% increase in quarterly distribution, to $0.495 per common unit, compared to the first quarter of 2014. This is the tenth distribution increase in eleven quarters.

•	CCLP has been added to the Alerian Natural Gas MLP Index.

	Quarter Ended		2015 vs. 2014
	March 31, 2015	March 31, 2014
	(In Thousands, Except Ratios, Fleet Horsepower, and Percentages)
Adjusted EBITDA(2)	$31,178	$9,296	235%
Distributable cash flow(2)	$21,392	$8,530	151%
Cash distribution per unit	$0.495	$0.445	11%
Distribution coverage ratio(2)	1.25x	1.21x	3%
Capital expenditures	$37,158	$6,004	519%
(1) Pro forma combined for pre-acquisition CSI and Compressco Partners, L.P.
(2) Non-GAAP financial measures reconciled to the nearest GAAP number later in the release.

Consolidated revenues and income before tax for the quarter ended March 31, 2015 were $102.9 million and $2.4 million, respectively, compared to $29.8 million and $5.3 million in the first quarter of 2014. Results of operations for the first quarter of 2015 compared to the first quarter of 2014 reflect $71.3 million in additional revenues from CSI including $44.4 million in compression and related services revenues, $9.5 million in aftermarket services revenues, and $17.4 million in equipment and parts sales revenues. As of March 31, 2015 the fleet utilization rate was 86.4%, up 2.7% compared to 83.7% in the prior year period. We define the fleet utilization rate as the total compressor package horsepower in service divided by the aggregate compressor package fleet horsepower as of a given date.

Compared to the fourth quarter of 2014, compression and related services revenues decreased $0.6 million, which is largely attributable to reduced international activity. Aftermarket services revenues increased $0.4 million due to several large projects. Sales of equipment and parts declined by $21.8 million, as certain planned first quarter shipments moved into the second and third quarters of 2015 due to project delays and customer requests to delay delivery. Our equipment sales backlog ended the quarter at $115 million.

Unaudited results of operations for the three month period ended March 31, 2015 compared to the prior year period are presented in the accompanying financial tables.

Timothy A. Knox, President of CSI Compressco, remarked, “I am pleased with our performance for the quarter given the significant downturn in the oil and gas industry. For the tenth time in the past eleven quarters we have increased our quarterly distribution per common unit.

“Revenues and profitability are below our fourth quarter 2014 levels primarily due to reduced equipment and part sales. We have experienced delays on several projects, the majority of which were due to changes at the request of our customers. This is a great example of our being responsive to the needs of our customers as we work with them to achieve their goals in this current commodity price cycle.

“Our compression fleet utilization rate declined from 87.7% at December 31, 2014, finishing the first quarter of 2015 at 86.4%. Taking into consideration the 32,648 horsepower increase in fleet size for the quarter, we actually increased utilized horsepower by almost 14,000 to 968,978 horsepower. The majority of our fleet additions were in the larger horsepower range, providing services to gas gathering systems and central delivery points, primarily in South Texas and Permian Basin markets where activity remains more robust. Given the current pressures in the oil and gas industry, decreased utilization was not unexpected.”

CSI Compressco will host a conference call to discuss first quarter 2015 results today, May 7, 2015, at 10:30 a.m. Eastern Time. The phone number for the call is 866/374-8397. The conference will also be available by live audio webcast and may be accessed through the CSI Compressco website at www.csicompressco.com.

On April 21, 2015, CSI Compressco announced that the board of directors of its general partner declared a cash distribution attributable to the first quarter of 2015 of $0.495 per outstanding unit, which will be paid on May 15, 2015 to unitholders of record as of the close of business on May 1, 2015. The distribution coverage ratio (which is a Non-GAAP Financial Measure defined and reconciled to the closest GAAP financial measure below) for the first quarter of 2015 was 1.25x.

CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage. CSI Compressco’s compression and related services business includes a fleet of over 6,000 compressor packages providing in excess of 1.0 million in aggregate horsepower, utilizing a full spectrum of low-, medium-, and high-horsepower engines. CSI Compressco also provides well monitoring and automated sand separation services in conjunction with compression services in Mexico. CSI Compressco’s equipment and parts sales business includes the fabrication and sale of standard compressor packages, custom-designed compressor packages, and oilfield fluid pump systems designed and fabricated primarily at our facilities in Midland, Texas and Oklahoma City, Oklahoma, as well as the sale of compressor package parts and components manufactured by third-party suppliers. CSI Compressco’s aftermarket services business provides compressor package reconfiguration and maintenance services. CSI Compressco’s customers comprise a broad base of natural gas and oil exploration and production, mid-stream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States as well as in a number of foreign countries, including Mexico, Canada, and Argentina. CSI Compressco is managed by CSI Compressco GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Forward Looking Statements

This press release contains “forward-looking statements” and information based on our beliefs and those of our general partner, CSI Compressco GP Inc. Forward-looking statements in this press release are identifiable by the use of the following words and other similar words: “anticipates”, “assumes”, “believes”, “budgets”, “could”, “estimates”, “expects”, “forecasts”, “goal”, “intends”, “may”, “might”, “plans”, “predicts”, “projects”, “schedules”, “seeks”, “should, “targets”, “will” and “would”. These forward-looking statements include statements concerning expected results of operations for 2015, anticipated benefits and growth of CSI Compressco LP following the acquisition of Compressor Systems, Inc. (CSI), including increases in cash distributions per unit, financial guidance, estimated distributable cash, earnings, and earnings per unit, and statements regarding CSI Compressco’s beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. Such forward-looking statements reflect our current views with respect to future events and financial performance and are based on assumptions that we believe to be reasonable but such forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to: economic and operating conditions that are outside of our control, including the supply, demand, and prices of crude oil and natural gas; the levels of competition we encounter; the activity levels of our customers;

the availability of adequate sources of capital to us; our ability to comply with contractual obligations, including those under our financing arrangements; our operational performance; risks related to acquisitions and our growth strategy, including our recent acquisition of Compressor Systems, Inc.; the availability of raw materials and labor at reasonable prices; risks related to our foreign operations; the effect and results of litigation, regulatory matters, settlements, audits, assessments, and contingencies; and other risks and uncertainties contained in our Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission (“SEC”), which are available free of charge on the SEC website at www.sec.gov. The risks and uncertainties referred to above are generally beyond our ability to control and we cannot predict all the risks and uncertainties that could cause our actual results to differ from those indicated by the forward-looking statements. If any of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, actual results may vary from those indicated by the forward-looking statements, and such variances may be material. All subsequent written and oral forward-looking statements made by or attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements we may make, except as may be required by law.

Results of operations (unaudited)
	Three Months Ended
	March 31,
	2015	2014
	(In Thousands)
Revenues
Compression and related services	$75,288	$27,927
Aftermarket services	9,450	—
Equipment and parts sales	18,151	1,883
Total revenues	102,889	29,810

Cost of revenues (excluding depreciation and amortization expense)
Cost of compression and related services	36,978	15,154
Cost of aftermarket services	8,172	—
Cost of equipment and parts sales	14,957	929
Total cost of revenues	60,107	16,083

Selling, general, and administrative expense	11,249	4,094
Depreciation and amortization	19,988	3,682
Interest expense, net	7,906	159
Other (income) expense, net	1,239	539
Income before tax provision	2,400	5,253
Provision for income taxes	592	634
Net income	$1,808	$4,619

Net income per diluted common unit	$0.04	$0.29

Reconciliation of Non-GAAP Financial Measures

CSI Compressco includes in this release the non-GAAP financial measures EBITDA, Adjusted EBITDA, distributable cash flow and distribution coverage ratio. EBITDA and Adjusted EBITDA are used as a supplemental financial measures by the Partnership's management to:

•	assess the Partnership's ability to generate available cash sufficient to make distributions to the Partnership's unitholders and general partner;

•	evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	measure operating performance and return on capital as compared to those of our competitors; and

•	determine the Partnership's ability to incur and service debt and fund capital expenditures.

The Partnership defines EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding equity compensation, CSI related transaction costs, and severance costs.

Distributable cash flow is used as a supplemental financial measure by the Partnership's management as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of our general partner. The Partnership defines distributable cash flow as EBITDA less current income tax expense, maintenance capital expenditures, and interest expense, plus the non-cash cost of compressors sold, non-cash charges and losses that are unusual or non-recurring, and equity compensation expense. The Partnership also calculates the ratio of distributable cash flow to the total cash distributed (the distribution coverage ratio) as it provides important information relating to the relationship between the Partnership’s financial operating performance and its cash distribution capability. The Partnership defines the distribution coverage ratio as the ratio of distributable cash flow to the quarterly distribution payable on all outstanding common and subordinated units and the general partner interest.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to EBITDA, distributable cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as CSI Compressco. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management's decision making process. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that CSI Compressco has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership's partnership agreement.

The following table reconciles net income to EBITDA for the three month periods ended March 31, 2015 and 2014:

	Three Months Ended
	March 31,
	2015	2014
	(In Thousands)
Net income	$1,808	$4,619
Provision for income taxes	592	634
Depreciation and amortization	19,988	3,682
Interest (income) expense, net	7,906	159
EBITDA	$30,294	$9,094

The following table reconciles EBITDA to Adjusted EBITDA for the three month periods ended March 31, 2015 and March 31, 2014:

	Three Months Ended
	March 31, 2015	March 31, 2014
	(In Thousands)
EBITDA	$30,294	$9,094
Equity compensation	477	202
CSI transaction related expenses	208	—
Severance	199	—
Adjusted EBITDA	$31,178	$9,296

CSI transaction related costs in SG&A	$208	$—

The following table reconciles net income to distributable cash flow and distribution coverage ratio for the three month periods ended March 31, 2015 and March 31, 2014:

	Three Months Ended
	March 31, 2015	March 31, 2014
	(In Thousands, Except Ratio)
Net income	$1,808	$4,619
Provision for income taxes	592	634
Depreciation and amortization	19,988	3,682
Interest (income) expense, net	7,906	159
EBITDA	30,294	9,094

Less:
Current income tax benefit (expense)	412	567
Maintenance capital expenditures	2,171	40
Interest expense	7,906	159
Plus:
Non-cash cost of compressors sold	206	—
Equity compensation	477	202
Amortization of finance costs	696	—
CSI transaction related expenses	208	—
Distributable cash flow	$21,392	$8,530

Cash distribution attributable to period	$17,051	$7,062

Distribution coverage ratio	1.25x	1.21x

Contact:
CSI Compressco LP, Midland, Texas
Shari Mattern, Investor Relations, 432/296-5977
www.csicompressco.com